UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2023

New Peoples Bankshares, Inc.
(Exact name of registrant as specified in its charter)

Virginia	000-33411	31-1804543
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

67 Commerce Drive Honaker, Virginia	24260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (276) 873-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2023, New Peoples Bank, Inc. (the “Bank”), the wholly-owned subsidiary of New Peoples Bankshares, Inc. (the “Company”), entered into an employment agreement with Bryan Booher, Executive Vice President and Chief Risk Officer of the Bank. The initial term of the agreement began October 27, 2023 and ends December 31, 2024, after which the term automatically renews for one-year periods unless either party gives notice of non-renewal at least 90 days before the end of the then-current term. Under Mr. Booher’s employment agreement, he is entitled to an annual base salary of $210,000, subject to periodic adjustment based on his performance. He is eligible to participate in any equity and/or other short-term and long-term compensation programs for senior executives established by the Company and the Bank. Mr. Booher is also entitled to employee benefits, executive benefits or perquisites approved by the Bank’s Board of Directors, reimbursement of expenses and vacation as set forth in his agreement.

Pursuant to Mr. Booher’s employment agreement, he may receive severance payments in the event of a termination of his employment under certain circumstances. The agreement provides that his employment may be terminated by the Bank for “Cause” (as defined in the agreement) or without Cause. Mr. Booher’s employment also may be terminated upon a determination that he is disabled or automatically upon his death. If Mr. Booher’s employment is terminated by the Bank for Cause or by him voluntarily for any or no reason, then he will be entitled to receive any accrued but unpaid salary, bonus or other benefits or awards, and expense reimbursement (the “Accrued Obligations”). If Mr. Booher’s employment is terminated by the Bank without Cause or the employment agreement term is not renewed, or if Mr. Booher’s employment is terminated by him due to the Bank failing to cure a breach of his agreement, then, in addition to the Accrued Obligations, he will be entitled to receive the following: (i) if the termination or agreement non-renewal is not connected to a “Change in Control” (as defined in the agreement), a severance payment equal to Mr. Booher’s base salary for a period of 182 days after termination or non-renewal, or (ii) if the termination or agreement non-renewal is within 12 months after a Change in Control, a severance payment equal to Mr. Booher’s base salary for a period of 364 days after termination or non-renewal. In addition, the Bank will continue to fund health insurance premiums benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986 during the severance period if Mr. Booher elects to be so covered. Mr. Booher’s entitlement to the foregoing severance payments is subject to his execution of a release and waiver of claims against the Bank. The agreement also contains customary restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation.

A copy of Mr. Booher’s employment agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Item 8.01	Other Events.

The Company also announced that Michael Ratliff has joined the Bank as its President and Chief Banking Officer, effective October 20, 2023. Mr. Ratliff has over 20 years of banking experience within the Bank’s market area, including commercial lending and serving as a regional market president.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW PEOPLES BANKSHARES, INC.

Date:	November 2, 2023	By:	/s/ Christopher G. Speaks
Christopher G. Speaks
Executive Vice President and Chief Financial Officer